Exhibit 99.1

For Immediate Release:

CONTACT:

Bob Husted	David Rosenthal
Director of Investor Relations	Chief Financial Officer
(303) 440-5330	(303) 440-5330

SpectraLink Reports First Quarter Results

BOULDER, Colo. – April 20 — SpectraLink Corporation (Nasdaq: SLNK) today reported revenue of $20.6 million and net income of $2.2 million, or 11 cents earnings per fully diluted share, for the first quarter of 2005. This represents growth in revenue of 7 percent and growth in net income of 3 percent over the same period a year ago. In 2004, first quarter net income was $2.1 million, or 11 cents earnings per fully diluted share, on revenue of $19.3 million.

“Although the growth in revenues was below our expectations for the quarter, we remain focused on expanding the business and maintaining our position as the market leader in workplace Wi-Fi telephony,” said John Elms, SpectraLink president and CEO. “Our commitment to our long-term strategy has not wavered as we increase our North American sales efforts and continue developing our international presence.”

Webcast Information

SpectraLink will hold an audio webcast to discuss first quarter 2005 earnings results, today, April 20, 2005, at 4:30 p.m. Eastern time. You can access the webcast and replay at www.spectralink.com.

About SpectraLink

SpectraLink, the leader in workplace Wi-Fi telephony, delivers the power of mobile voice and messaging applications to businesses worldwide. Seamlessly integrating with VoIP and traditional telephony platforms, SpectraLink’s scalable technology provides instant access to people and business-critical information. SpectraLink handsets free on-premises employees to be more accessible, productive and responsive. For more information, visit www.spectralink.com or call 1-800-676-5465.

This release may contain forward-looking statements that are subject to many risks and uncertainties, including the inability to close several large orders in the sales pipeline; OEM agreements with SpectraLink that impact margins and may not result in increased future sales of SpectraLink’s products or services; adverse changes in economic and business conditions affecting SpectraLink’s customers; the intensely competitive nature of the wireless communications industry, and a customer preference to buy all telephone communications systems from a single source provider that manufactures and sells PBX or key/hybrid systems; changes in rules and regulations of the FCC; and the anticipated growth of the market for on-premises wireless telephone systems. More information about potential risk factors that could affect our results is available in SpectraLink’s filings with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2004.

SPECTRALINK CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,813	$14,625
Investment in marketable securities - current	12,527	11,984
Trade accounts receivable, net of allowance of $336 and $374, respectively	13,693	21,252
Income taxes receivable	189	—
Inventory, net of allowance of $570 and $720, respectively	9,905	8,076
Deferred income taxes	1,458	1,473
Prepaids and other	1,380	1,088

Total current assets	53,965	58,498

INVESTMENT IN MARKETABLE SECURITIES, net of current portion	33,237	27,781
PROPERTY AND EQUIPMENT, at cost:
Furniture and fixtures	2,632	2,481
Equipment	10,788	10,503
Leasehold improvements	1,113	1,036

	14,533	14,020
Less – accumulated depreciation	(9,827)	(9,436)

Net property and equipment	4,706	4,584
DEFERRED INCOME TAXES	151	103
OTHER	497	460

TOTAL ASSETS	$92,556	$91,426

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,474	$1,132
Income taxes payable	—	1,038
Accrued payroll, commissions and employee benefits	2,201	3,727
Accrued sales, use and property taxes	713	732
Accrued warranty expenses	908	901
Other accrued expenses and liabilities	3,005	3,315
Deferred revenue	7,588	7,144

Total current liabilities	16,889	17,989
LONG-TERM LIABILITIES	186	214

TOTAL LIABILITIES	17,075	18,203

STOCKHOLDERS’ EQUITY:
Preferred stock, 5,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 50,000 shares authorized, 23,590 and 23,407 shares issued, respectively, and 19,320 and 19,138 shares outstanding, respectively	236	234
Additional paid-in capital	79,379	77,356
Retained earnings	28,263	28,030
Treasury stock, 4,270 shares, respectively at cost	(32,397)	(32,397)

TOTAL STOCKHOLDERS’ EQUITY	75,481	73,223

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$92,556	$91,426

SPECTRALINK CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
NET SALES	$20,588	$19,313
COST OF SALES	7,303	6,848

Gross Profit	13,285	12,465

OPERATING EXPENSES:
Research and Development	2,457	2,066
Marketing and Selling	6,055	5,951
General and Administrative	1,582	1,216

Total Operating Expenses	10,094	9,233

INCOME FROM OPERATIONS	3,191	3,232
INVESTMENT INCOME AND OTHER	299	157

INCOME BEFORE INCOME TAXES	3,490	3,389
INCOME TAX EXPENSE	1,326	1,288

NET INCOME	$2,164	$2,101

BASIC EARNINGS PER SHARE	$0.11	$0.11

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	19,230	18,940

DILUTED EARNINGS PER SHARE	$0.11	$0.11

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	19,710	19,770

SPECTRALINK CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,164	$2,101
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	395	386
Amortization of premium on investments in marketable securities	33	—
Income tax benefit from the exercise of stock options	438	194
Provision (recovery) for bad debts	(20)	35
Provision for excess and obsolete inventory	133	128
Deferred income taxes	15	(89)
Changes in assets and liabilities - Decrease in trade accounts receivable	7,579	64
Increase in income taxes receivable	(189)	—
Increase in inventory	(1,962)	(1,742)
(Increase) decrease in other assets	(329)	57
Increase in accounts payable	1,342	538
(Decrease) increase in income taxes payable	(1,038)	875
Decrease in accrued liabilities	(1,868)	(864)
Increase in deferred revenue	444	372

Net cash provided by operating activities	7,137	2,055

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(517)	(490)
Purchases of investments in marketable securities	(6,139)	—

Net cash used in investing activities	(6,656)	(490)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments under long-term obligation	(8)	(6)
Proceeds from exercises of common stock options	1,646	1,049
Dividends paid	(1,931)	(1,900)

Net cash used in financing activities	(293)	(857)

INCREASE IN CASH AND CASH EQUIVALENTS	188	708
CASH AND CASH EQUIVALENTS, beginning of period	14,625	51,861

CASH AND CASH EQUIVALENTS, end of period	$14,813	$52,569

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$2,130	$106

SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING
ACTIVITIES:
Assets acquired under long-term obligation	$—	$21